Press Release
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION
Media Contact:
Mike Truell, R.H. Donnelley
919-297-1772
mike.truell@rhd.com
R.H. Donnelley Announces Appointment of Tom Reddin,
Veteran Business and Internet Strategist, to its Board of Directors
CARY, N.C. (July 26, 2007) — R.H. Donnelley Corporation (NYSE: RHD), one of the nation’s leading yellow pages and online local commercial search companies, today announced the following appointment to its Board of Directors.
Tom Reddin has been appointed by the Board to serve a term that expires at the 2008 Annual Meeting of Shareholders. Reddin will be a member of the Corporate Governance and Compensation and Benefits Committees.
A veteran business and Internet strategist, Reddin was most recently the Chief Executive Officer of IAC Financial Services and Real Estate, the unit of IAC/InterActiveCorp that operated LendingTree.com, RealEstate.com, HomeLoanCenter.com, GetSmart.com, iNest.com and Domania.com. Prior to that he was Vice President of Consumer Marketing at Coca-Cola USA where he had responsibility for the Coca-Cola brand, and also spent 13 years at Kraft General Foods in various product management and finance capacities.
Commenting on the appointment, David C. Swanson, Chairman and Chief Executive of R.H. Donnelley said, “We are pleased that Tom has joined our board. His deep experience in both the interactive space and consumer marketing strategy will be a valuable addition to R.H. Donnelley.”
“I am honored to serve as a Director of such a strong and visionary company,” said Reddin. “R.H. Donnelley is a leader due to its Triple Play of print, Internet and search engine solutions for businesses who serve the needs of local consumers. I look forward to playing a role in the company’s future success.”
About R.H. Donnelley
R.H. Donnelley connects businesses and consumers through its broad portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley’s experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the company’s reliable, trusted, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit http://www.rhd.com.
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